Exhibit (5)(B)

                          AMERICA'S UTILITY FUND, INC.
                              901 East Byrd Street
                           Richmond, Virginia  23219


                                                     August 21, 1995


Mentor Investment Group, Inc.
901 East Byrd Street
Richmond, Virginia  23219

         Re:  Administrative Services Agreement

Dear Gentlemen:

         America's Utility Fund, Inc., a Maryland corporation (the "Fund"), is engaged in the business of a registered investment company. The Fund desires that you act as administrator of the Fund, and you are willing to act as such administrator and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Fund agrees with you as follows:

         1. Delivery of Fund Documents. The Fund has furnished you with copies properly certified or authenticated of each of the following:

         (a)      Articles of Incorporation of the Fund.

         (b)      By-Laws of the Fund as in effect on the date hereof.

         (c) Resolutions of the Board of Directors of the Fund selecting you as administrator and approving the form of this Agreement.

         The Fund will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

         2. Administrative Services. You will continuously provide business management services to the Fund and will generally, subject to the general oversight of the Board of Directors of the Fund and, except as provided in the next following paragraph, manage all of the business and affairs of the Fund, subject always to the provisions of the Fund's Articles of Incorporation and By-Laws and of the Investment Company Act of 1940, as amended (the "1940 Act"), and subject, further, to such policies and instructions as the Board of Directors of the Fund may from time to time establish. You shall, except as provided in the next




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following paragraph, advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Directors of the Fund and the appropriate committees of such Board of Directors regarding the conduct of the business of the Fund. Without limiting the generality of the foregoing, and subject in each case to the provisions of the following paragraph, you will take all reasonable steps to coordinate and oversee the preparation and filing of all amendments to the registration statement of the Fund on Form N-1A as are required by the Securities Act of 1933 or the 1940 Act, and the preparation and mailing of all financial reports to shareholders required by the 1940 Act; to coordinate and oversee the Fund's compliance with the registration requirements of applicable state securities or "Blue Sky" laws; to prepare and furnish all reports to the Board of Directors of the Fund in respect of the Fund, including materials relating to any meeting of the Board of Directors of the Fund, as may reasonably be requested by the Board of Directors or the officers of the Fund; to oversee and perform certain agreed tax-related functions for the Fund (including, without limitation, performance of excise tax and income tax calculations for year-end dividend distributions to shareholders, preparation of the income tax information footnote in year-end financial statements, and preparation and filing of federal tax returns for the Fund and Virginia and Maryland tax return forms); and otherwise to assist the officers of the Fund in the performance of their duties. You will be fully protected in complying with or relying on the instructions of the President or any other officer of the Fund, or the advice of counsel for the Fund, in the performance of your duties hereunder,.

         Notwithstanding any provision of this Agreement, you will not at any time provide, or be required to provide, to the Fund or to any person with respect to the Fund, investment research, advice, or supervision, or in any way advise the Fund or any person acting on behalf of the Fund as to the value of securities or other investments or as to the advisability of investing in, purchasing, or selling securities or other investments, nor shall you be responsible for monitoring, determining, or advising as to the compliance of any investment in or purchase or sale of securities or other investments with any applicable law.

         3. Allocation of Charges and Expenses. You will make available, without expense to the Fund, the services of such of your directors, officers, and employees as may duly be elected Directors or officers of the Fund, subject to their individual consent to serve and to any limitations imposed by law. You will provide, at your expense, all clerical services relating to the business of the Fund. You will pay the compensation of such of your directors, officers, and employees as may duly be elected Directors or officers of the Fund. You will not be required to pay any expenses of the Fund other than those specifically allocated to you in this paragraph 3. In particular, but without limiting the generality of the foregoing, you will not be required to pay: clerical salaries not relating to the services described in paragraph 2 above; fees and expenses incurred by the Fund in connection with membership in investment company organizations; brokers' commissions; payment for portfolio pricing services to a pricing agent, if any; legal, auditing, or accounting expenses; taxes or governmental fees; the fees and expenses of the transfer agent of the Fund; the cost of preparing share certificates or any other expenses, including clerical expenses, incurred in

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connection with the issue, sale, underwriting, redemption, or repurchase of shares of the Fund; the expenses of and fees for registering or qualifying securities for sale; the fees and expenses of Directors of the Fund who are not affiliated with you; the cost of preparing and distributing reports and notices to shareholders; public and investor relations expenses; or the fees or disbursements of custodians of the Fund's assets, including expenses incurred in the performance of any obligations enumerated by the Articles of Incorporation or By-Laws of the Fund insofar as they govern agreements with any such custodian.

         4. Compensation. As compensation for the services performed and the facilities furnished and expenses assumed by you, including the services of any consultants retained by you, the Fund shall pay you, promptly (but in any event within three business days) after the last day of each calendar month, a fee, calculated daily, of 0.65 of 1% annually of the Fund's average daily net assets, less the amount of any fees paid to Commonwealth Investment Counsel, Inc. for such month under its Management Contract with the Fund dated as of August 21, 1995.

         If this Agreement is terminated as of any date not the last day of a calendar month, the fee payable to you shall be paid promptly (but in any event within three business days) after such date of termination.

         The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to you under this Agreement and the detailed computation thereof.

         5. Limitation of Liability. You shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith, or gross negligence on your part in the performance of your duties, or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent.

         6. Duration and Termination of this Agreement. This Agreement shall remain in force until August 21, 1997 and continue from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Directors who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Directors. This Agreement may, on 30 days notice, be terminated at any time without the payment of any penalty by you, and, immediately upon notice, by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. In interpreting the provisions of

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this Agreement, the definitions contained in Section 2(a) of the 1940 Act, as modified by rule 18f-2 under the Act (particularly the definitions of "interested person" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation, or order.

         7. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective as to the Fund until approved by the Board of Directors, including a majority of the Directors who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

         8. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract.

                                        Yours very truly,

                                        AMERICA'S UTILITY FUND, INC.


                                        By: /s/ Linwood R. Robertson
                                           ------------------------------

The foregoing Agreement is hereby accepted as of the date thereof.

MENTOR INVESTMENT GROUP, INC.


By: /s/ Paul F. Costello
   ---------------------------------

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